Exhibit 10.1

BANK OF THE OZARKS, INC.

2014 STOCK-BASED PERFORMANCE AWARD PLAN

Pursuant to the Bank of the Ozarks, Inc. 2009 Restricted Stock and Incentive Plan, as amended and restated effective May 19, 2014 (the “Amended Plan”), the Personnel and Compensation Committee (the “Committee”) of the Board of Directors of Bank of the Ozarks, Inc. (the “Company”) has established the following plan for the 2014 grants of Performance Awards (the “Program”) in order to encourage outstanding performance from its officers. Subject to applicable law, all designations, determinations, interpretations, and other decisions under or with respect to the Program or any award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons. Designations, determinations, interpretations, and other decisions made by the Committee with respect to the Program or any Performance Award need not be uniform and may be made selectively among participants, whether or not such participants are similarly situated. Performance Awards made pursuant to the Program to Covered Officers are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder and this Program shall be interpreted accordingly. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Amended Plan.

Participation

Prior to the beginning of the Performance Period (defined below), the Committee shall designate those officers of the Company, or any Subsidiary, that will be eligible to receive an award pursuant to the Program (each a “Participant”) and if such Participant is a Covered Officer, as defined in the Amended Plan.

Incentive Calculation and Payment of Awards

Awards shall be calculated based on the financial results for the period beginning on July 1, 2014 and ending on December 31, 2014 (the “Performance Period”) and paid pursuant to the terms of this Program. Each Performance Award shall be settled solely in shares of Restricted Stock (the “Bonus Award”) pursuant to a Restricted Stock Award Agreement, the form of which is consistent with past grants of Restricted Stock and previously approved by the Committee.

Each Participant shall be eligible for a Bonus Award of up to 100% of such Participant’s maximum target incentive (the “Maximum Share Opportunity”) in the event the 2014 threshold target set by the Committee (the “Threshold Target”) is attained.

The Threshold Target, as well as the maximum target incentive of each Participant, shall be determined by the Committee in its discretion prior to the beginning of the Performance Period by resolution. Following the Performance Period, the Committee shall determine and certify, in writing, whether the Threshold Target has been achieved and determine the Bonus Award to be granted to each Participant. The Committee shall determine the actual number of shares of Restricted Stock that shall constitute the Bonus Award to each Participant by applying negative discretion to the Maximum Share Opportunity of such Participant as the Committee deems appropriate. In applying negative discretion to determine the Bonus Award to be granted under the Program, the Committee shall consider, among other things, any actual or perceived inappropriate risks taken by Participants.

Except as the Committee may otherwise determine in its sole and absolute discretion, termination of a Participant’s employment prior to the end of the Performance Period will result in the forfeiture of the award by the Participant, and no shares of Restricted Stock shall be granted with respect thereto. The Committee may provide for the grant of all or any part of the shares of Restricted Stock pursuant to a Bonus Award at any time following the date on which it certifies that the Company has met the Threshold Target.

This Program is not a “qualified” plan for federal income tax purposes, and any payments are subject to applicable tax withholding requirements.

Other Provisions

Adjustments for Unusual or Nonrecurring Events. In addition to any adjustments enumerated in the definition of Net Income or in connection with setting the Threshold Target, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting any Participant, the Company, or any Subsidiary or affiliate, or the financial statements of the Company or of any Subsidiary or affiliate; in the event of changes in applicable laws, regulations or accounting principles; or in the event the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Amended Plan. The Committee is also authorized to adjust performance targets or awards downward to avoid unwarranted windfalls. Notwithstanding the foregoing, the Committee shall not make any adjustments to the Program that would prevent any awards made to Covered Officers from qualifying as “performance-based compensation” pursuant to Section 162(m) of the Code.

No Right to Employment. The grant of an award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary or affiliate.

No Trust or Fund Created. Neither the Program nor any Performance Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary or affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Subsidiary or affiliate pursuant to an award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary or affiliate.

No Rights to Awards. No person shall have any claim to be granted any award and there is no obligation for uniformity of treatment among Participants. The terms and conditions of the awards, if any, need not be the same with respect to each Participant. The Company reserves the right to terminate the Program at any time in the Company’s sole discretion.

Section 409A of the Internal Revenue Code. This Program is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code.

Net Income. For purposes of the Program, Net Income means the Company’s after tax net income available to common stockholders, determined in accordance with generally accepted accounting principles in the United States, adjusted to exclude (i) any unusual and/or non-recurring items, including but not limited to, the after-tax impact of any bargain purchase gains, acquisition-related costs, liquidation charges related to contract terminations, information technology systems de-conversion and conversion costs, and any other similar costs or expenses and (ii) the effects of changes in tax law, accounting principles or other such laws or provisions affecting reported results.